News Release	The Procter & Gamble Company One P&G Plaza Cincinnati, OH 45202

P&G ANNOUNCES STRONG FIRST QUARTER SALES GROWTH; EPS IN LINE WITH EXPECTATIONS Net sales increased 9%; Organic sales up 4%; EPS of $1.03

CINCINNATI, Oct. 27, 2011 - The Procter & Gamble Company (NYSE:PG) delivered strong first quarter net sales growth of nine percent to $21.9 billion.  Organic sales, which exclude the impact of acquisitions, divestitures and foreign exchange, grew four percent behind higher volume and pricing.  The Company continued to deliver broad-based organic sales growth, with all six business segments up versus the prior year.  First quarter diluted net earnings per share increased one percent to $1.03 per share.

“The first quarter was a good start to the fiscal year,” said Chairman of the Board, President and Chief Executive Officer Bob McDonald.  “We maintained strong top-line growth momentum in a difficult operating environment.  We are well positioned – due to continued top-line strength, recently implemented price increases and our productivity improvement and cost savings efforts – to improve earnings growth as we progress through the fiscal year.”

Executive Summary.

●	Net sales increased nine percent and organic sales grew four percent for the quarter.
●	Sales growth was broad-based, with all six business segments growing.
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Market share was in-line or higher in businesses representing 60 percent of global sales.  We held or grew market share in three of five regions, 11 of our top 15 countries, four of six reporting segments and on 15 of our 24 billion-dollar brands.

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Diluted net earnings per share increased one percent to $1.03 due to sales growth, partially offset by operating margin contraction.  Operating margin declined primarily due to a reduction in gross margin, driven by higher commodity costs.

●	Operating cash flow was $2.2 billion for the quarter.

July - September Quarter Discussion

Net sales increased nine percent to $21.9 billion in the July - September quarter.  Organic sales grew four percent.  Volume increased two percent on an organic basis behind initiatives and continued market expansions, with mid-single-digit growth in developing regions partially offset by a low single-digit decrease in developed regions.  Including the impact of acquisitions and divestitures, all-in volume increased one percent.  Key initiatives for the quarter included Pantene treatments in Asia, Vicks Nature Fusion and Olay Pro-X Clear in North America, fragrances in Prestige such as Gucci Guilty; and market expansions, such as Pampers Super Dry Premium in China, Oral-B in Western Europe, and ProGlide in Asia.  Broad-based price increases across all segments and geographies to recover higher commodity costs increased net sales by four percent.  Geographic and product mix reduced net sales by one percent.  Favorable foreign exchange increased net sales growth by five percent.

Diluted net earnings per share was $1.03, an increase of one percent.  Operating margin declined 260 basis points due to lower gross margin and higher selling, general and administrative expenses (SG&A) as a percentage of net sales.  Gross margin contracted 240 basis points due mainly to higher commodity costs.  SG&A as a percentage of net sales increased 20 basis points behind higher marketing investments to support our innovation and expansion programs.

Operating cash flow was $2.2 billion for the quarter and free cash flow was $1.3 billion.  The Company repurchased $1.3 billion of shares during the quarter and returned $1.5 billion of cash to shareholders as dividends.

Business Segment Discussion

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Beauty net sales increased nine percent to $5.4 billion on unit volume growth of four percent.  Organic sales grew four percent, the ninth consecutive quarter of growth, on five percent organic volume growth.  Price increases added two percent to net sales growth.  Mix reduced net sales by three percent due to disproportionate growth in developing regions, which have lower than segment average selling prices, and a decrease in the premium-priced Salon Professional category.  Favorable foreign exchange added six percent to net sales growth.  Beauty is continuing to make investments to support geographic expansions and to drive growth behind product initiatives.  These investments have led to good results in developing markets and in categories such as Retail Hair Care and Prestige.  Volume grew high single digits in developing markets behind investments to support initiatives and expansions, and low single digits in developed regions.  Volume in Retail Hair Care increased high single digits behind double-digit growth in developing regions led by Pantene initiatives and Head & Shoulders geographic expansions.  Volume in Prestige Products increased double digits driven by initiatives across Gucci, Hugo Boss, and Lacoste and continued strength of the SK-II brand.  Volume in Female Beauty decreased mid-single digits due to the Zest and Infasil divestitures.  Olay volume declined due to competitive activity in North America and, in the CEEMEA region, a decrease in customer inventories following strong shipments in the June quarter and comparing against a strong base period.  Volume in Salon Professional declined high single digits due to market softness and competitive activity.  Segment earnings are not growing at the same growth rate as net sales due to commodity costs and the aforementioned investments to support expansions and initiatives.  Net earnings declined 12 percent to $731 million as lower operating margin more than offset the impact of sales growth.  Operating margin declined due to a commodity cost driven reduction in gross margin and increased marketing and research and development investments.

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Grooming net sales increased 10 percent to $2.1 billion.  Unit volume was in line with prior year.  Organic sales were up three percent.  Price increases added two percent to net sales growth.  Positive product mix increased net sales by one percent mainly due to ProGlide and premium appliances initiatives, which have higher than segment average selling prices.  Favorable foreign exchange increased net sales growth by seven percent.  Volume grew low single digits in developing regions and decreased low single digits in developed regions.  Male Grooming volume grew low single digits behind growth of blades and razors in Asia and Latin America, as well as growth behind male personal care products in North America, partially offset by a decrease in blades and razors in Western Europe due to market softness.  Appliances volume decreased high single digits due to market contraction in Western Europe and a strong base period for shavers, epilators, and hair care appliances.  Net earnings increased 10 percent to $438 million, in line with net sales growth.

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Health Care net sales increased 10 percent to $3.3 billion on unit volume growth of three percent.  Organic sales grew four percent.  Pricing increased net sales by three percent.  Mix reduced net sales by two percent due to negative product and geographic mix.  Favorable foreign exchange increased net sales by six percent.  Volume increased low single digits across developed and developing regions.  Oral Care volume increased mid-single digits behind the expansion of Oral-B toothpaste in Western Europe and Latin America and toothbrush initiatives in Asia.  Personal Health Care volume increased low single digits behind higher shipments of Vicks due to initiative activity primarily in North America and Asia, partially offset by lower shipments of Prilosec OTC in North America due to non-branded competitive activity.  Feminine Care volume grew low single digits primarily due to new products in China and strong growth in India.  Net earnings increased 9 percent to $542 million as sales growth was partially offset by a lower operating margin.  Operating margin declined due to higher commodity costs, partially offset by manufacturing cost savings and a reduction in overhead and marketing spending as a percentage of sales.

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Snacks and Pet Care net sales increased nine percent to $776 million on a two percent increase in unit volume.  Organic sales increased four percent.  Pricing increased net sales by two percent.  Favorable foreign exchange increased net sales by five percent.  Volume in Snacks increased high single digits mainly due to increased distribution and market growth in developing regions, as well as share growth and market growth in North America.  Volume in Pet Care decreased mid-single digits mainly due to customer inventory adjustments in North America following a June price increase.  Net earnings increased 15 percent to $62 million primarily due to net sales growth and operating margin expansion.  Operating margin increased primarily due to sales leverage in SG&A, partially offset by a commodity cost driven decline in gross margin.

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Fabric Care and Home Care net sales increased six percent to $6.7 billion.  Unit volume decreased one percent, and organic sales increased one percent.  Pricing increased net sales by five percent.  Negative product mix reduced net sales by three percent behind disproportionate growth of mid-tier product lines and developing regions, which have lower than segment average selling prices.  Favorable foreign exchange increased net sales by five percent.  Volume in developing regions grew mid-single digits, while volume in developed regions decreased mid-single digits.  Volume in Fabric Care decreased low single digits as growth in Asia was more than offset by the impact of the forward buy in the previous quarter ahead of the price increases in North America and initiative activity in the base period.  Volume in Home Care also decreased low single digits driven by the impact of the forward buy in the previous quarter ahead of the price increases in North America, partially offset by initiative activity and distribution expansion in developing regions.  Volume in Batteries grew low single digits due to market growth in developing regions and increased demand following the hurricane in North America.  Net earnings declined 14 percent to $805 million as sales growth was more than offset by operating margin contraction.  Operating margin declined primarily due to lower gross margin, as higher commodity costs were only partially offset by price increases and manufacturing cost savings.

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Baby Care and Family Care net sales increased 12 percent to $4.1 billion on volume growth of two percent.  Organic sales grew seven percent.  Pricing increased net sales by four percent.  Positive product mix increased net sales by one percent mainly due to disproportionate growth of baby care, which has higher than segment average selling prices.  Favorable foreign exchange increased net sales by five percent.  Volume increased double digits in developing regions and decreased low single digits in developed regions.  Baby Care volume was up high single digits behind market size growth and distribution expansion in developing regions, partially offset by diaper market softness in North America and Western Europe.  Family Care volume decreased mid-single digits primarily due to the impact of the forward buy in the previous quarter ahead of the price increases in North America.  Net earnings increased five percent to $494 million as sales growth was partially offset by lower operating margin.  Operating margin contracted mainly due to a lower gross margin, driven by higher commodity costs, partially offset by price increases and manufacturing cost savings.

Fiscal Year 2012 Guidance

Net sales and organic sales are expected to increase three to six percent in fiscal 2012.  Foreign exchange is expected to be neutral to sales growth for the year.  Pricing is expected to add three to four percent to sales while unfavorable product and geographic mix is expected to reduce sales by one to two percent.  Diluted net earnings per share from continuing operations and Core EPS are expected to be in the range of $4.17 to $4.33, up six to 10 percent versus a base period Core EPS of $3.95.

October - December 2011 Quarter Guidance

For the October - December quarter, net sales growth is estimated to be three to five percent.  Organic sales are expected to grow three to five percent, with continued benefit from pricing of three to four percent partially offset by unfavorable mix of one to two percent.  Foreign exchange is expected to be neutral to sales growth for the quarter.  Diluted net earnings per share and Core EPS are expected to be in the range of $1.05 to $1.11, down seven percent to down two percent versus a base period Core EPS of $1.13.

The Company reaffirmed its expectation for an inflection in operating profit growth in the second-half of its fiscal year.  The improvement is expected to be driven by an increasing benefit from price increases, a declining impact from higher commodity costs and accelerating productivity improvements and cost savings.

Forward-Looking Statements

All statements, other than statements of historical fact included in this release or presentation, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on financial data, market assumptions and business plans available only as of the time the statements are made, which may become out of date or incomplete. We assume no obligation to update any forward-looking statement as a result of new information, future events or other factors. Forward-looking statements are inherently uncertain, and investors must recognize that events could differ significantly from our expectations. In addition to the risks and uncertainties noted in this release or presentation, there are certain factors that could cause actual results for any quarter or annual period to differ materially from those anticipated by some of the statements made. These include: (1) the ability to achieve business plans, including growing existing sales and volume profitably despite high levels of competitive activity and an increasing volatile economic environment, especially with respect to the product categories and geographical markets (including developing markets) in which the Company has chosen to focus; (2) the ability to successfully manage ongoing acquisition and divestiture activities to achieve the cost and growth synergies in accordance with the stated goals of these transactions without impacting the delivery of base business objectives; (3) the ability to successfully manage ongoing organizational changes designed to support our growth strategies, while successfully identifying, developing and retaining key employees, especially in key growth markets where the depth of skilled employees is limited; (4) the ability to manage and maintain key customer relationships; (5) the ability to maintain key manufacturing and supply sources (including sole supplier and plant manufacturing sources); (6) the ability to successfully manage regulatory, tax and legal requirements and matters (including product liability, patent, intellectual property, and tax policy), and to resolve pending matters within current estimates; (7) the ability to resolve the pending competition law inquiries in Europe within current estimates; (8) the ability to successfully implement, achieve and sustain cost improvement plans in manufacturing and overhead areas, including the Company's outsourcing projects; (9) the ability to successfully manage currency (including currency issues in certain countries, such as Venezuela, China and India), debt, interest rate and commodity cost exposures and significant credit or liquidity issues; (10) the ability to manage continued global political and/or economic uncertainty and disruptions, especially in the Company's significant geographical markets, due  to terrorist and other hostile activities or natural disasters (including the civil unrest in the Middle East and the Japan earthquake and tsunami) and/or disruptions to credit markets resulting from a global, regional or national credit crisis; (11) the ability to successfully manage competitive factors, including prices, promotional incentives and trade terms for products; (12) the ability to obtain patents and respond to technological advances attained by competitors and patents granted to competitors; (13) the ability to successfully manage increases in the prices of raw materials used to make the Company's products; (14) the ability to develop effective sales, advertising and marketing programs; (15) the ability to stay on the leading edge of innovation, maintain a positive reputation on our brands and ensure trademark protection; and (16) the ability to rely on and maintain key information technology systems (including Company and third-party systems) and the security over such systems and the data contained therein.  For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

About Procter & Gamble
P&G serves approximately 4.4 billion people around the world with its brands. The Company has one of the strongest portfolios of trusted, quality, leadership brands, including Pampers®, Tide®, Ariel®, Always®, Whisper®, Pantene®, Mach3®, Bounty®, Dawn®, Fairy®, Gain®, Pringles®, Charmin®, Downy®, Lenor®, Iams®, Crest®, Oral-B®, Duracell®, Olay®, Head & Shoulders®, Wella®, Gillette®, Braun®, Fusion®, Ace®, Febreze®, and Ambi Pur®. The P&G community includes operations in about 80 countries worldwide. Please visit http://www.pg.com for the latest news and in-depth information about P&G and its brands.

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P&G Media Contacts:
Paul Fox, 513.983.3465
Jennifer Chelune, 513.983.2570

P&G Investor Relations Contact:
John Chevalier, 513.983.9974

The Procter & Gamble Company

Exhibit 1: Non-GAAP Measures

In accordance with the SEC’s Regulation G, the following provides definitions of the non-GAAP measures used in the earnings release and the reconciliation to the most closely related GAAP measure.

Organic Sales Growth: Organic sales growth is a non-GAAP measure of sales growth excluding the impacts of acquisitions, divestitures and foreign exchange from year-over-year comparisons.  We believe this provides investors with a more complete understanding of underlying sales trends by providing sales growth on a consistent basis.  Organic sales is also one of the measures used to evaluate senior management and is a factor in determining their at-risk compensation.

The reconciliation of reported sales growth to organic sales is as follows:

Jul - Sept	Net Sales Growth	Foreign Exchange Impact	Acquisition/ Divestiture Impact*	Organic Sales Growth
Beauty	9%	-6%	1%	4%
Grooming	10%	-7%	0%	3%
Health Care	10%	-6%	0%	4%
Snacks and Pet Care	9%	-5%	0%	4%
Fabric Care and Home Care	6%	-5%	0%	1%
Baby Care and Family Care	12%	-5%	0%	7%
Total P&G	9%	-5%	0%	4%

*Acquisition/Divestiture Impact includes rounding impacts necessary to reconcile net sales to organic sales.

                      Core EPS:  This is a measure of the Company’s diluted net earnings per share from continuing operations excluding prior year charges related to pending European legal matters and a significant prior year settlement from U.S. tax litigation related to the valuation of technology donations.  We do not view these items to be part of our sustainable results.  We believe the Core EPS measure provides an important perspective of underlying business trends and results and provides a more comparable measure of year-on-year earnings per share growth.  Core EPS is also one of the measures used to evaluate senior management and is a factor in determining their at-risk compensation.  The table below provides a reconciliation of diluted net earnings per share from continuing operations to Core EPS:

	OND 11 (Est.)	OND 10
Diluted Net Earnings Per Share	$1.05 to $1.11	$1.11
Settlement from U.S. Tax Litigation	-	($0.08)
Charges for Pending European Legal Matters	-	$0.10
Core EPS	$1.05 to $1.11	$1.13
Core EPS Growth	-7% to -2%

	FY 2012 (Est.)	FY 2011
Diluted Net Earnings Per Share - Continuing Operations	$4.17 to $4.33	$3.93
Settlement from U.S. Tax Litigation	-	($0.08)
Charges for Pending European Legal Matters	-	$0.10
Core EPS	$4.17 to $4.33	$3.95
Core EPS Growth	6% to 10%

Note – All reconciling items are presented net of tax.  Tax effects are calculated consistent with the nature of the underlying transaction.  The charge for the significant settlement from U.S. tax litigation is tax expense.

Free Cash Flow:  Free cash flow is defined as operating cash flow less capital spending.  We view free cash flow as an important measure because it is one factor in determining the amount of cash available for dividends and discretionary investment.  Free cash flow is also one of the measures used to evaluate senior management and is a factor in determining their at-risk compensation.  The reconciliation of free cash flow is provided below (amounts in millions):

	Operating Cash Flow	Capital Spending	Free Cash Flow
Jul-Sept ‘11	$2,167	($833)	$1,334